Exhibit 10.26

Dated August 25, 2009

(1) WELLS FARGO & COMPANY (2) COSTAR UK LIMITED

AGREEMENT FOR LEASE of Part Fifth Floor 40 Portman Square London W1

CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London EC1A 4DD

T +44(0)20 7367 3000
F +44(0)20 7367 2000

Table of Contents

1.	Definitions

2.	General provisions

3.	Standard Conditions

4.	Conditions Precedent

5.	The Tenant’s Works

6.	Measurement

7.	Title

8.	Matters subject to which the Premises are let

9.	The Lease

10.	Alienation

11.	Acknowledgment and interest

12.	Termination

13.	Indemnity

14.	VAT

15.	Confidentiality

16.	Jurisdiction

17.	Costs

18.	Third party rights

19.	Registration of Agreement at HM Land Registry

20.	Exclusion of sections 24 - 28 of the 1954 Act

Schedule Standard Conditions[

Appendix 1 Division Works

Appendix 2 Lease

Appendix 3 Rent Deposit Deed

Appendix 4 Tenant’s Works[

THIS AGREEMENT is made                                                                                            August 25, 2009

BETWEEN:

(1)
WELLS FARGO & COMPANY a corporation duly incorporated and registered in the state of Delaware USA whose address for service in the UK is at 1 Plantation Place 30 Fenchurch Street London EC3M 3BD (the “Landlord”) and

(2)	COSTAR UK LIMITED (registered number 01789170) having its registered office at York House 12 York Street Manchester M2 3BB (the “Tenant”)

IT IS AGREED as follows:

1.	Definitions

1.1	In this agreement unless the context otherwise requires the following expressions have the following meanings:

 “1954 Act”:  the Landlord and Tenant Act 1954

 “Access Date”: the later of the date of this agreement and the date on which the Superior Lessor confirms in writing that the Tenant may have access to the Premises for the purpose of carrying out the Tenant’s Works (it being acknowledged by the parties that the Superior Lessor is not obliged to so confirm prior to grant of the Lease)

 “Area”: the net internal area of the Premises or the Shared Areas (as the case may be) measured in accordance with the Code and expressed in square feet as agreed or determined in accordance with clause 6

 “Code”: the RICS Code of Measuring Practice 6th edition (2007) published by the Royal Institution of Chartered Surveyors

 “Competent Authority”:  any local authority or any other body exercising powers under statute or by Royal Charter or any utility service or supply company

 “Completion Date”: the date for completion of the Lease in accordance with clause 9.1

 “Compliance Date”:  the date on which the Conditions Precedent are wholly fulfilled

 “Conditions Precedent”:

(a)	the grant of the Licence to Underlet; and

(b)	the grant of the consent in principle of the Superior Lessor (so far as necessary) to the carrying out of the Tenant’s Works

 “Consultant”:  the  architect or surveyor or other suitably qualified person appointed by the Tenant in connection with the carrying out of the Tenant’s Works

 “Cut Off Date”:  the date six months from and including the date of this agreement or such later date as is provided for in clause 4.2 (time being of the essence in any event)

 “Date of Works Completion”:  the date which the Consultant certifies as being the date on which practical completion of the Division Works was achieved for the purposes of this agreement

 “Division Works”:  the elements of the Tenant’s Works set out in Appendix 1 to this agreement

 “Landlord’s Solicitors”:  CMS Cameron McKenna LLP of Mitre House  160 Aldersgate Street  London EC1A 4DD (reference CLJ/NMH/044105.00509)

 “Lease”:  a subunderlease in the form of the draft annexed in Appendix 2 to this agreement

 “Licence for Alterations”:  a licence in such form as the Superior Lessor may properly require relating to such of the Tenant’s Works as properly require the Superior Lessor’s consent

 “Licence to Underlet”:  a licence to underlet or other deed permitting the grant of the Lease by the Landlord in such form as the Superior Lessor may properly require

 “Measurement Surveyor”: Plowman Craven or if they are unwilling to act or become incapable of acting for any reason or fail to act with reasonable expedition another surveyor or firm of surveyors agreed between the Landlord and the Tenant or in default of agreement appointed by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors

 “Order”:  the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

 “Planning Acts”:  the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004

 “Premises”:  the office premises being part of the Fifth Floor  40 Portman Square  London W1 more particularly described in the Lease

 “Registered Title”:  the title numbered NGL903755 at HM Land Registry

 “Rent Deposit Deed”: a rent deposit deed in the form of the draft annexed in Appendix 3 to this Agreement

 “Shared Areas”:  has the meaning given in the Lease

 “Standard Conditions”:  the Standard Commercial Property Conditions of Sale (First Edition)

 “Superior Lease”:  a lease dated 20 March 2009 made between (1) Standard Life Investment Funds Limited (2) European Credit Management Limited and (3) Wells Fargo & Company

 “Superior Lessor”:  the person from time to time entitled to any reversion immediately or mediately expectant on the determination of the term granted by the Superior Lease

 “Tenant’s Consents”:  such permissions licences and approvals under the Planning Acts the building regulations and under any other statute bye-law or regulation of any Competent Authority and under the covenants contained or referred to in the Lease as are necessary to carry out the Tenant’s Works

 “Tenant’s Solicitors”:  Gibson Dunn & Crutcher LLP of Telephone House  2-4 Temple Avenue  London  EC4Y 0HB (reference AAS/CJB/19486.00028)

 “Tenant’s Works”:  the works to be carried out and completed by the Tenant on the Premises in accordance with clause 5 which are listed in Appendix 4 to this agreement

 “VAT”:  Value Added Tax and any tax or duty of a similar nature substituted for or in addition to it

1.2	The definitions in the Standard Conditions also apply in this agreement

2.	General provisions

2.1	In this agreement unless the context otherwise requires references to clauses and schedules are to clauses of and schedules to this agreement

2.2	The headings to clauses and other parts of this agreement do not affect its construction

2.3	This agreement contains the whole agreement between the parties relating to the matters herein mentioned and supersedes previous agreements between them (if any) relating thereto

2.4	This agreement may only be varied in writing signed by or on behalf of the parties

2.5
The Tenant acknowledges that it has not entered into this agreement in reliance upon representations made by or on behalf of the Landlord other than in respect of such reliance as may be placed upon the Landlord’s Solicitors’ written replies to the Tenant’s Solicitors’ preliminary enquiries

2.6	Nothing in this agreement is to be read or construed as excluding any liability or remedy resulting from fraudulent misrepresentation

2.7
All money payable by the Tenant under this agreement will be paid by direct credit transfer for the credit of the Landlord’s Solicitors’ clients’ account or for the credit of any other bank account specified in writing by the Landlord’s Solicitors

2.8	No right power or remedy provided by law or under this agreement will be waived impaired or precluded by:

2.8.1	any delay or omission to exercise it or

2.8.2	any single or partial exercise of it on an earlier occasion or

2.8.3	any delay or omission to exercise or single or partial exercise of any other such right power or remedy

2.9
Each of the provisions of this agreement is severable and if any such provision is or becomes illegal invalid or unenforceable in any respect under the law of any jurisdiction that fact will not affect or impair the legality validity or enforceability in that jurisdiction of the other provisions of this agreement or of that or any provision of this agreement in any other jurisdiction

3.	Standard Conditions

This agreement incorporates the Standard Conditions as varied by the schedule and so far as they apply to a letting and are not varied by or inconsistent with the other provisions of this agreement (which will prevail in case of conflict)

4.	Conditions Precedent

4.1	The grant of the Lease is conditional on the Conditions Precedent being wholly fulfilled

4.2	The parties will apply for and use all reasonable endeavours to procure that the Conditions Precedent are wholly fulfilled PROVIDED THAT

4.2.1
the Landlord will not be obliged to institute court proceedings against the Superior Lessor in respect of any consent needed from the Superior Lessor at any time prior to the date four months from and including the date of this agreement unless the Landlord (in its absolute discretion) considers such proceedings appropriate

4.2.2
if prior to or after the date four months from and including the date of this agreement leading counsel experienced in the field of landlord and tenant litigation and instructed by either the Landlord or the Tenant has advised in writing that there is at least a 50% prospect of success then the Landlord will institute and pursue such court proceedings in a court of first instance (but with no obligation to appeal) and the Cut Off Date will be postponed until the date ten working days after the final determination of such proceedings

4.2.3
the costs of instituting and pursuing the court proceedings referred to in clause 4.2.2 (after deducting any award or payment of costs received by the Landlord from the Superior Lessor as a result of such proceedings) shall be shared equally by the Landlord and Tenant

4.2.4	the costs incurred in obtaining the grant of the Licence to Underlet (other than any incurred pursuant to clause 4.2.3) shall be met solely by the Landlord

4.3	Without prejudice to clause 4.2 the Tenant will give all reasonable assistance and provide such references and accounts and information as may be reasonably required by the Superior Lessor

4.4	If so required by the Landlord and/or the Superior Lessor the Tenant will:

4.4.1	execute the Licence to Underlet and/or the Licence for Alterations as soon as they are in agreed form

4.4.2
comply with all requirements which the Superior Lessor is entitled by the terms of the Superior Lease to impose on a prospective undertenant of the Premises (or any guarantor for such undertenant) as a condition of the Superior Lessor’s granting consent to any underletting

4.4.3
provide the Landlord’s Solicitors with such number of complete sets of all plans drawings and other documents referred to in the Licence for Alterations as the Landlord or the Superior Lessor may reasonably require

4.5
Any obligation undertaken by the Tenant to execute the Licence to Underlet and/or the Licence for Alterations or other deed containing a covenant with the Superior Lessor includes an obligation to ensure that there is no delay in the approval of a draft of such deed and that the duly executed engrossment thereof is returned unconditionally to the Landlord’s Solicitors within five working days from its receipt by the Tenant’s Solicitors

4.6
Without prejudice to clauses 4.2 the Tenant will provide such information as may be properly required by the Superior Lessor relating to the Tenant’s Works and the Tenant will give such covenants relating to the Tenant’s Works (including their carrying out and subsequent reinstatement) as the Superior Lessor may properly require

4.7
The Landlord will continue to use reasonable endeavours and provide such reasonable assistance following the Compliance Date to procure that there is no delay in the approval of the Licence for Alterations and that the duly executed engrossment thereof is returned unconditionally to the Superior Lessor’s solicitors within five working days from its receipt by the Landlord's Solicitors

5.	The Tenant’s Works

5.1	The Tenant will at its expense apply for and use all reasonable endeavours to obtain the Tenant’s Consents as soon as practicable

5.2
Notwithstanding any requirement for the consent of the Superior Lessor the Landlord hereby confirms its consent pursuant to the terms of the Lease to the carrying out of the Tenant's Works in the manner provided for in this agreement and acknowledges that no further or other consent shall be required from the Landlord under the Lease (or otherwise) for the carrying out of the Tenant's Works

5.3
From the Access Date the Tenant shall have licence and authority to enter upon the Premises for the purpose only of carrying out the Tenant’s Works but the Tenant shall not carry out any of the Tenant’s Works which are properly required to be the subject of the Licence for Alterations until after the Compliance Date

5.4	The Tenant shall at its expense (subject to clause 9.5.3) and risk carry out the Tenant’s Works:-

5.4.1
in a good and workmanlike manner using good and sufficient materials and in compliance with all the provisions of the Lease (so far as applicable to entry on licence) and the Licence for Alterations so far as applicable to the Tenant’s Works

5.4.2	employing a building contractor approved by the Landlord (such approval not to be unreasonably withheld or delayed) if other than Skansen, ISG and/or Como

5.4.3	in compliance with the Tenant’s Consents and with any reasonable requirements of the Superior Lessor in relation to access to the Premises

5.4.4	so that the Division Works are completed within twelve weeks after the Access Date

6.	Measurement

6.1	The Landlord and the Tenant shall use reasonable endeavours to agree the Area of the Premises and the Shared Areas as soon as reasonably practicable after the Date of Works Completion

6.2
If the Landlord and the Tenant in the opinion of either of them shall be unable to agree the Area of the Premises and the Shared Areas (whether or not an attempt to reach agreement shall have been made) then it shall be determined at the request of either of them (made not earlier than the Date of Works Completion) by the Measurement Surveyor who shall act as an expert

6.3	The Measurement Surveyor shall:-

6.3.1
give notice to the Landlord and the Tenant inviting each of them to submit to him within such time as he shall stipulate a proposal as to the Area of the Premises and the Shared Areas which may be supported by the submission of reasons and/or a professional report

6.3.2	afford to each party an opportunity to make counter-submissions in respect of any such submission or report

6.3.3	give notice to the Landlord and the Tenant of his decision as to the Area of the Premises and the Shared Areas as soon as possible

6.4	The fees of the Measurement Surveyor shall be borne and paid by the parties in such shares and in such manner as he shall decide or failing such decision in equal shares

6.5
The Landlord shall provide a Land Registry compliant plan of the Premises for use in the Lease as soon as reasonably practicable after the Date of Works Completion (but if the Landlord fails to do so the Tenant may do so at the Landlord’s cost)

7.	Title

7.1	Title to the Premises having been deduced the Tenant will raise no requisition

7.2
The Tenant’s Solicitors having been supplied with official copies of the registers and title plan of the Registered Title and a copy of the Superior Lease on or before the signing hereof the Tenant will be deemed to take the Lease with full knowledge of the terms and contents of and of any matter referred to in or deriving from them and will raise no requisition on them

8.	Matters subject to which the Premises are let

8.1	The Premises are let subject to the matters contained or referred to in the Lease

8.2	The Premises are also let subject to:

8.2.1	all matters registrable by any Competent Authority pursuant to statute

8.2.2	all requirements notices orders or proposals (whether or not subject to confirmation) of any Competent Authority

8.2.3
all matters disclosed or reasonably to be expected to be disclosed by searches or as the result of enquiries formal or informal and whether made in person by writing or orally by or for the Tenant or which a prudent tenant ought to make

8.2.4	all notices served by the owner or occupier of any adjoining or neighbouring property

9.	The Lease

9.1	The Landlord will grant or procure the grant of and the Tenant will accept the Lease within ten working days from and including the latest of:-

9.1.1	the Date of Works Completion

9.1.2	the date on which the Area of the Premises and the Shared Areas is agreed or determined

9.1.3	the Compliance Date

9.1.4	the date on which the cost of the Division Works is agreed or determined

9.1.5	the date on which a Land Registry compliant plan of the Premises is available

9.2	In the Lease:-

9.2.1	the Term Commencement Date (as defined in the Lease) will be the earlier of the Access Date and the Completion Date

9.2.2	the Yearly Rent (as defined in the Lease) will be the product of multiplying the Area of the Premises by £60

9.2.3	the Initial Service Charge Cap (as defined in the Lease) will be the product of multiplying the Area of the Premises by £10

9.2.4	the Tenant’s Proportion (as defined in the Lease) will be the percentage calculated by the formula:

where “Area of the Shared Areas” in this clause 9.2.4 means the area (expressed in square feet) of the Shared Areas which represent the equivalent proportion in percentage terms as the Area of the Premises divided by 14,820

9.2.5	the Rent Commencement Date (as defined in the Lease) will be the date eight months from and including the Term Commencement Date (as defined in the Lease)

9.2.6	the Area of the Premises will be inserted in paragraph 1.2.7 of schedule 4

9.3
The Tenant will on the Completion Date pay to the Landlord any rents reserved by or money payable and then due under the Lease calculated from and including the Term Commencement Date (as defined in the Lease)

9.4
Engrossments of the Lease and the Licence for Alterations and their respective counterparts will be prepared or provided by the Landlord’s Solicitors and within ten working days of being called upon to do so:

9.4.1	the Tenant will provide the Landlord’s Solicitors with three complete sets of all plans drawings and other documents referred to in the Licence for Alterations

9.4.2	the Tenant will execute the counterparts and return them unconditionally to the Landlord’s Solicitors

9.5	On actual completion of the Lease the Landlord will pay the Tenant:-

9.5.1	a carpeting allowance calculated at the rate of £2.32 for every one square foot of the Area of the Premises

9.5.2	a floor box allowance calculated at the rate of £6.97 for every ten square feet of the Area of the Premises

9.5.3
the reasonable and proper cost of the Division Works which shall be agreed between the Landlord and the Tenant (both parties acting reasonably) or in default of agreement determined by a quantity surveyor agreed between the Landlord and the Tenant or in default of agreement appointed by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors who shall act as an expert

9.6	On and as a condition of actual completion of the Lease the Landlord and the Tenant will enter into the Rent Deposit Deed and the Tenant will pay to the Landlord's Solicitors the moneys due thereunder

9.7
Within one month of the date of the Lease the Tenant will apply to HM Land Registry for the first registration of the Lease and within ten days of the completion of the registration will send an official copy of the title to the Landlord

9.8	On and as a condition of actual completion of the Lease the Landlord will provide the Tenant with an opinion letter in relation to the Landlord in the form set out in Appendix to this agreement

10.	Alienation

The benefit of this agreement is personal to the Tenant and the Tenant will not assign or part with its interest under this agreement or any part thereof or otherwise dispose of such interest or any part thereof and the Tenant named herein will personally accept the Lease

11.	Acknowledgment and interest

The Landlord and the Tenant acknowledge and agree that without prejudice to any other right remedy or power of the Landlord or the Tenant if any sums have become due from the Tenant to the Landlord or from the Landlord to the Tenant under this agreement but remain unpaid for a period exceeding five working days the Landlord or the Tenant (as appropriate) will pay on demand to the Landlord or the Tenant (as appropriate) interest thereon at the contract rate (before and after any judgment) from the date when they become due until payment thereof calculated on a daily basis

12.	Termination

12.1	If:

12.1.1	there is any breach of the obligations of the Tenant under this agreement which (if capable of remedy) is not remedied by the Tenant within such reasonable period as the Landlord stipulates or

12.1.2	the Tenant:

(a)
has a meeting of its members convened for the purpose of considering a winding-up resolution or such a resolution is passed (otherwise than in connection with a member’s voluntary winding-up for the purposes of an amalgamation or a reconstruction that has the prior written approval of the Landlord) or

(b)
has a meeting of its directors convened for the purpose of considering a resolution to seek a winding up order or an administration order or the appointment of an administrator or such a resolution is passed or

(c)	presents or its directors present or it has presented against it a petition for a winding up order or an administration application is made or a winding-up or administration order is made or

(d)
issues or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 of the Insolvency Act 1986) issues a notice of appointment or of intention to appoint an administrator or

(e)	is the subject of a proposal for or becomes subject to any voluntary arrangement or its directors take steps to obtain a moratorium (whether under Part I of the Insolvency Act 1986 or otherwise) or

(f)	has a receiver (administrative or otherwise) appointed over all or part of its or his assets or

(g)
has possession taken of all or substantially all of its assets by a secured party or becomes subject to an execution attachment sequestration or other legal order over all or substantially all of its or his assets or

(h)	takes part in any action (including entering into negotiations) with a view to the readjustment rescheduling forgiveness or deferral of any part of its or his indebtedness or

(i)	proposes or makes any general assignment composition or arrangement with or for the benefit of all or some of its or his creditors or

(j)	suspends or threatens to suspend making payments to all or some of its or his creditors

12.1.3
any analogous or equivalent proceedings actions or events to those referred to in sub-clauses 12.1.2 and/or 12.1.3 of this clause are instituted or occur in any jurisdiction other than England and Wales

THEN and in any such case the Landlord may by notice in writing to the Tenant at any time thereafter terminate this agreement (without prejudice to any right or remedy of any party in respect of any antecedent breach of this agreement)

12.2
If the Conditions Precedent are not fulfilled prior to the Cut-Off Date either the Landlord or the Tenant may determine this agreement by giving to the other notice to that effect whereupon the Tenant will forthwith return all title and other documents furnished to it and remove any notice caution or land charge entry registered in respect of this agreement but such determination will be without prejudice to any right or remedy of either party in respect of any antecedent breach of this agreement

12.3
Following any termination or rescission of this agreement the Tenant will forthwith remove the Tenant’s Works or such of them as the Landlord requires to be removed and the Landlord will give the Tenant access to the Premises for this purpose

13.	Indemnity

The Tenant will indemnify the Landlord and the Superior Lessor against all actions proceedings claims demands losses costs expenses damages and liability (including any liability for any injury to any person or damage to any land or other property) arising directly or indirectly from any breach of any obligation of the Tenant under this agreement or any act or omission of the Tenant or its servants agents or licensees

14.	VAT

14.1
All sums payable under the terms of this agreement are exclusive of any VAT in respect thereof howsoever arising and the Tenant will pay to the Landlord and the Landlord will pay to the Tenant all VAT for which the other is liable to account to HM Revenue and Customs in relation to any supply made or deemed to be made for VAT purposes pursuant to this agreement

14.2
The Tenant does not intend or expect the Premises to be occupied by it or a person that is connected with the Tenant as determined in accordance with Section 839 Income and Corporation Taxes Act 1988 other than wholly or substantially wholly for eligible purposes (within the meaning of paragraph 15 of Schedule 10 to the Value Added Tax Act 1994)

14.3
The Tenant represents warrants and undertakes to and with the Landlord that the statement in clause 14.2 is at the date of this agreement and will be at the date of completion of the Lease true and correct in all respects

15.	Confidentiality

Except to the extent required by law (including any requirements of the Stock Exchange or any other regulatory requirements in force from time to time affecting the parties) and save where necessary to implement this agreement the parties hereto will not at any time make any press or other public announcement or divulge or communicate to any person any of the terms of this agreement and the parties will take all reasonable steps to bind their respective servants agents and advisers in this behalf

16.	Jurisdiction

This agreement will in all respects be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts

17.	Costs

17.1	The Tenant will immediately when requested by the Landlord so to do pay:

17.1.1	the Landlord’s Solicitors’ and the Superior Lessor’s solicitors’ proper costs and disbursements incurred in connection with the Licence for Alterations and any matters incidental thereto

17.1.2	the Landlord’s and the Superior Lessor’s surveyors’ proper costs and disbursements in connection with the Licence for Alterations and any matters incidental thereto

18.	Third party rights

Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999

19.	Registration of Agreement at HM Land Registry

19.1	Neither the Landlord nor the Tenant may apply to register this agreement against the Registered Title (or any other affected land) by way of an agreed notice in form AN1

19.2	If the Tenant applies to register this agreement against the Registered Title (or any other affected land) by way of a unilateral notice in form UN1:

19.2.1	the Tenant will immediately apply to HM Land Registry in form UN2 for the removal of such unilateral notice if this agreement is rescinded by either party

19.2.2
the Landlord will not apply to HM Land Registry for the cancellation of such unilateral notice while this agreement subsists but the Tenant will not object to any such application by the Landlord if this agreement is rescinded by either party

19.3
Unless obliged to do so by law neither the Tenant nor the Landlord will supply either the original or a copy of this agreement to HM Land Registry whether with an application for a unilateral notice or otherwise

20.	Exclusion of sections 24 - 28 of the 1954 Act

20.1	The Tenant confirms that before the date of this agreement:

20.1.1	the Landlord served a notice dated 21 August 2009 (the “Notice”) on the Tenant in accordance with section 38A(3)(a) of the 1954 Act

20.1.2	the Tenant (or a person duly authorised by the Tenant) made a statutory declaration dated 21 August 2009 (the “Declaration”) confirming receipt of the Notice in accordance with schedule 2 to the Order

20.2	The Tenant further confirms that where the Declaration was made by a person other than the Tenant that person was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf

20.3	The Landlord and the Tenant agree that sections 24 to 28 (inclusive) of the 1954 Act will not apply to the tenancy to be created by the Lease

IN WITNESS whereof this agreement has been duly executed as a deed (but not delivered until) the day and year first before written

Schedule

Standard Conditions

1.	Throughout the conditions references to property being sold are to be construed as references to the Premises

2.	Conditions 1.4 2.2 3.1.3 3.4 4.2 4.3.2 4.5.2 4.5.5 5 6.3.2 6.5 6.7 8.2.4 8.3 and 9 do not apply

3.	In condition 1.1.1(d) the “contract rate” is 4% per annum above the base rate from time to time of Lloyds TSB Bank plc

4.
In condition 1.1.2 “official copies” is substituted for “office copies” and “Land Registration Act 2002” is substituted for “Land Registration Act 1925” and the words “and any reference in these conditions to office copies shall be deemed to be a reference to such official copies” are added at the end

5.	In condition 1.3.5 “5.00 pm” is substituted for “4.00 pm” and the words “before 5.00 pm” are added after the words “treated as having been received”

6.
In condition 1.3.6 “5.00 pm” is substituted for “4.00 pm” and the words “(d) by fax: if sent before 5.00 pm on a working day the day of despatch but otherwise on the first working day after despatch” are added at the end

7.
In condition 3.1.2 the words “and could not reasonably” are deleted from paragraph (c) and the words “(f) any unregistered interests which fall within any of the paragraphs of Schedule 3 to the Land Registration Act 2002) (g) such unregistered interests as may affect the Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 to the Land Registration Act 2002 and (h) PPP leases as defined in section 90 of the Land Registration Act 2002” are added at the end

8.	In condition 3.1.2(d) the words “monetary charges or incumbrances” are to be taken as referring to charges to secure borrowing

9.
In condition 4.1 the words “4.1.5 If the buyer persists in any valid requisition or objection to title with which the seller is unable or unwilling on reasonable grounds to deal satisfactorily and does not withdraw it within five working days of being required so to do the seller may by notice to the buyer and notwithstanding any intermediate negotiation or litigation rescind the agreement” are added at the end

10.
In condition 5.2.2(e) the words “nor change its use and is to comply with all statutory obligations relating to the property and indemnify the seller against all liability arising as a result of any breach of such obligations” are added at the end

11.	In conditions 6.1.2 “12 noon” is substituted for “2.00 pm”

12.	Condition 6.3.2 is deleted and the following substituted:

“6.3.2                    Apportionment is to be made with effect from the date of actual completion”

13.	In condition 6.3.3 the word “buyer” is replaced by the word “seller”

14.	In condition 7.1.1 the words “or in the negotiations leading to it” and “or was” are deleted

SIGNED AS A DEED by WELLS FARGO         )
& COMPANY a company incorporated              )
in Delaware, USA acting by Donald E Dana       )
                       being a person who, in                    )
accordance with the laws of that territory, is      )
acting under the authority of the company        )

/s/ Donald E. Dana
Authorised signatory

SIGNED AS A DEED by COSTAR UK               )
acting by two directors or one director and        )
the company secretary                                           )

/s/ Paul Marples
Director

/s/ Matthew Green
Director/Secretary